Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2020, Airbnb, Inc. (“we,” “our” or “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, $0.0001 par value per share. The following summary describes our capital stock and the material provisions of our restated certificate of incorporation, our amended and restated bylaws, the amended and restated investors’ rights agreement, the nominating agreement to which we and certain of our stockholders are parties, the voting agreement to which our founders are parties, and the Delaware General Corporation Law. Because the following is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our restated certificate of incorporation, amended and restated bylaws, amended and restated investors’ rights agreement, nominating agreement, and voting agreement, copies of which have been filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
General
The total number of shares of all classes of stock we are authorized to issue is 4,746,000,000, comprised of:
•4,736,000,000 shares of common stock, $0.0001 par value per share, of which
◦2,000,000,000 shares are a series designated as Class A common stock;
◦710,000,000 shares are a series designated as Class B common stock;
◦2,000,000,000 shares are a series designated as Class C common stock; and
◦26,000,000 shares are a series designated as Class H common stock; and
•10,000,000 shares of preferred stock, $0.0001 par value per share.
Our board of directors is authorized, without stockholder approval except as required by the listing rules of The Nasdaq Stock Market LLC (“Nasdaq”), to issue shares of our capital stock.
Class A, B, C, and H Common Stock
We have four series of authorized common stock: Class A, Class B, Class C, and Class H common stock. All options to purchase shares of our capital stock, restricted stock units (“RSUs”), and warrants outstanding are eligible to be exercisable for or will be settled in shares of our Class A common stock or Class B common stock.
Voting Rights
Each holder of our Class A common stock is entitled to one vote per share, each holder of our Class B common stock is entitled to 20 votes per share, each holder of our Class C common stock is entitled to no votes per share, and each holder of our Class H common stock is entitled to no votes per share, on all matters submitted to a vote of the stockholders. The holders of our voting stock, consisting of Class A and Class B common stock, generally vote together as a single class on all matters submitted to a vote of our stockholders, unless otherwise required by Delaware law or our restated certificate of incorporation. Delaware law could require holders of our Class A common stock, Class B common stock, Class C common stock, or Class H common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our restated certificate of incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and
•if we were to seek to amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of a class of our capital stock in an adverse manner, the holders of the class would be required to vote separately to approve the proposed amendment; provided that if the amendment adversely affects one or more series of the class but does not adversely affect all of the series of the class, then only the holders of the series that are adversely affected, voting together as a class, would be required to separately to approve the amendment.
Our restated certificate of incorporation does not provide for cumulative voting for the election of directors. See the subsection titled “ — Amendment of Charter Provisions” below.
Dividend Rights
The holders of our Class A, Class B, Class C, and Class H common stock are entitled to receive dividends as may be declared from time to time by our board of directors out of legally available funds.
Conversion
Class B Common Stock
Each outstanding share of Class B common stock is convertible at any time at the option of the holder into one share of Class A common stock. Each share of Class B common stock will convert automatically into one share of Class A common stock upon the earlier of (a) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least 80% of the outstanding shares of Class B common stock at the time of such vote or consent, voting as a separate series, and (b) December 14, 2040. In addition, each share of Class B common stock held by Brian Chesky, Joe Gebbia, or Nathan Blecharczyk, whom we refer to as our founders herein (or any of such founder’s affiliates) will automatically convert into one share of Class A common stock on the nine-month anniversary of the death or disability of such founder. Furthermore, any transfer of shares of Class B common stock, except for certain permitted transfers summarized in the next paragraph or as further described in our restated certificate of incorporation, will result in the conversion of each such share of Class B common stock into one share of Class A common stock; provided, however, that, with the prior consent of each of the three founders, any transfer by a founder (or such founder’s affiliates) to one or more of the other founders (or such founders’ affiliates) will not result in the automatic conversion of such founder’s shares of Class B common stock; provided further that following the death or disability of any founder, such founder’s consent will not be required for these purposes. Once converted into Class A common stock, the Class B common stock will not be reissued.
As noted above, shares of Class B common stock will automatically convert into shares of Class A common stock upon sale or transfer except for certain transfers to Affiliates, as defined and further described in our restated certificate of incorporation, including estate planning or charitable transfers where exclusive voting control with respect to the shares of Class B common stock are retained by the transferring holder, and certain permitted transfers by investment funds and mutual funds to their Affiliates. Certain limited transfers to non-Affiliates also will not trigger the automatic conversion into shares of Class A common stock, as further described in our restated certificate of incorporation.
Except for the issuance of shares of Class B common stock issuable in respect of any option, warrant, RSU, conversion right, or contractual right to acquire, or our obligation to issue shares outstanding immediately prior to our initial public offering, a dividend payable, or a reclassification, subdivision, or combination, we cannot issue any additional shares of Class B common stock.
Class C Common Stock
Shares of Class C common stock are not convertible into any other shares of our capital stock.
Class H Common Stock
Each outstanding share of Class H common stock will convert into a share of Class A common stock on a share-for-share basis upon the transfer, assignment, sale, or other disposition of such share of Class H common stock to any person or entity that is not our subsidiary.
Liquidation
In the event of our liquidation, dissolution, or winding up, holders of our Class A, Class B, Class C, and Class H common stock will be entitled to share ratably in the net assets legally available for distribution to common stockholders after the payment of all of our debts and other liabilities, subject to the rights of any then outstanding shares of preferred stock.
Treatment in a Merger
The consideration received per share by the holders of each series of common stock in any merger, consolidation, reorganization, or other business combination will be identical; provided, however, that if such consideration consists, in whole or in part, of shares of capital stock or other equity interests of our company or in any other corporation, partnership, limited liability company, or other entity, the powers, designations, preferences and relative, optional or other special rights and qualifications, limitations and restrictions (the “Rights and Preferences”) of shares of capital stock or other equity interests received may differ to the extent that the Rights and Preferences of our Class A, Class B, Class C, and Class H common stock differ as provided in our restated certificate of incorporation. In addition, if the holders of any series of common stock are granted the right to elect to receive one of two or more alternative forms of consideration, the foregoing will be satisfied if holders of the other series of common stock are granted corresponding election rights.
Rights and Preferences
Holders of our Class A, Class B, Class C, and Class H common stock have no preemptive, conversion (except as noted above), or subscription rights, and there are no redemption or sinking fund provisions applicable to our Class A, Class B, Class C, or Class H common stock, except that we may at any time or from time to time redeem any outstanding shares of Class H common stock at a redemption price equal to the par value of the share of Class H common stock being redeemed.

Fully Paid and Non-Assessable
All of the outstanding shares of our Class A, Class B, and Class H common stock are fully paid and non-assessable.
Class C Common Stock
Our authorized but unissued shares of Class C common stock are available for issuance with the approval of our board of directors without stockholder approval, except as may be required by the listing rules of Nasdaq. We may issue shares of Class C common stock for a variety of corporate purposes, including financings, acquisitions, investments, and equity incentives to our employees, consultants, and directors, and the Class C common stock provides us with the flexibility to do so without diluting the existing voting power of our outstanding Class A and Class B common stock. Because the Class C common stock carries no voting rights (except as otherwise required by law), is not convertible into any other capital stock, and is not listed for trading on an exchange or registered for sale with the Securities and Exchange Commission, shares of Class C common stock may be less liquid and less attractive to any future recipients of these shares than shares of Class A common stock, although we may seek to list the Class C common stock for trading and register shares of Class C common stock for sale in the future. In addition, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue shares of Class C common stock, the holders of our Class B common stock, including our founders who are parties to a Nominating Agreement and a Voting Agreement, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions. For more information about the Voting Agreement and the Nominating Agreement, see the subsections titled “ — Nominating Agreement” and “ — Founder Voting Agreement” below. The concentration of our stock ownership limits the ability of holders of our Class A common stock to influence corporate matters. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, takeover, or other business combination involving us, and could allow us to take actions that some of our stockholders do not view as beneficial. In addition, if we issue shares of Class C common stock in the future, such issuances would have a dilutive effect on the economic interests of our Class A and Class B common stock.
Four Series of Common Stock
As discussed above, our Class B common stock has 20 votes per share, while our Class A common stock has one vote per share, and our Class C and Class H common stock have no votes per share (except as otherwise required by law). Because of the 20-to-one voting ratio between our Class B and Class A common stock, the holders of our Class B common stock collectively control a significant percentage of the combined voting power of our common stock and therefore are able to control all matters submitted to our stockholders for approval until all such outstanding shares of Class B common stock have converted into shares of our Class A common stock. Furthermore, our founders, who collectively hold a significant percentage of the voting power of our outstanding capital stock, are party to a Voting Agreement under which each founder and his affiliated and certain other entities agree to vote their shares for the election of each individual founder to our board of directors. We and each of our founders are also party to a Nominating Agreement under which we and the founders are required to take certain actions to include the founders in the slate of nominees nominated by our board of directors for the applicable class of directors, include them in our proxy statement, and solicit proxies or consents in favor of electing each founder to our board of directors. For more information about the Voting Agreement and the Nominating Agreement, see the subsections titled “ — Nominating Agreement” and “ — Founder Voting Agreement” below. This concentrated control will limit or preclude the ability of holders of our Class A common stock to influence corporate matters for the foreseeable future, including the election of directors, amendments of our organizational documents, and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
In addition, because, subject to limited exceptions, future transfers by holders of Class B common stock will generally result in those shares converting to Class A common stock, and each share of our Class B common stock is convertible at any time at the option of the Class B holder into one share of Class A common stock, the conversion of Class B common stock to Class A common stock in the future will have the effect, over time, of increasing the relative voting power of those holders of Class B common stock who retain their shares in the long term. As a result, it is possible that one or more of the persons or entities holding our Class B common stock, including our founders, could gain significant voting control as other holders of Class B common stock sell or otherwise convert their shares into Class A common stock.
Moreover, any future issuances of common stock would be dilutive to holders of Class A common stock. For example, because our Class C common stock carries no voting rights (except as otherwise required by law), if we issue Class C common stock in the future, the holders of Class B common stock, including our founders, may be able to elect all of our directors and to determine the outcome of most matters submitted to a vote of our stockholders for a longer period of time than would be the case if we issued Class A common stock rather than Class C common stock in such transactions.
So long as holders of our Class B common stock, including our founders, have the ability to determine the outcome of most matters submitted to a vote of our stockholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, our four series of common stock may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.
Preferred Stock
Our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of our common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring, or preventing a change in control of our company or other corporate action.
Nominating Agreement
We and our founders have entered into a Nominating Agreement (“Nominating Agreement”), under which we and the founders are required, upon the terms set forth in the Nominating Agreement, to (i) include our founders in the slate of nominees nominated by our board of directors for the applicable class of directors for election by our stockholders, and (ii) include such nomination of our founders in our proxy statement. In addition, we must use reasonable efforts to, and the founders must take all necessary action to, recommend in favor of each founder’s election as a director, and to solicit proxies or consents in favor of their election. The obligations with respect to each founder will terminate upon the earliest to occur of (1) such founder’s resignation from our board of directors, (2) such founder’s death or disability, (3) such founder’s removal from our board of directors for cause, (4) the expiration of such founder’s term if such founder has given notice of his intention not to stand for re-election, and (5) the date upon which the number of shares of our common stock beneficially owned by such founder falls below ten percent of the number of shares of common stock beneficially owned by such founder as of September 30, 2020. The Nominating Agreement will remain in effect until the earliest of (a) the date on which our and the founders’ obligations have terminated with respect to all of the founders, (b) the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock, and (c) immediately prior to a change of control. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation. See the subsection titled “ — Class A, B, C, and H Common Stock — Conversion” above.
Founder Voting Agreement
Our founders have entered into a Voting Agreement (“Founder Voting Agreement”), under which each founder and his affiliated and certain other entities have agreed, upon the terms set forth in the Voting Agreement, to vote their shares for the election of each founder to our board of directors, and to vote against their removal. Pursuant to the Founder Voting Agreement, each founder granted a voting proxy to the other founders to vote such shares in the manner described in the preceding sentence to be effective upon such founder’s death or disability, and if there are two remaining founders who are not disabled, such voting proxy will be apportioned between such founders based on their relative voting power. The Founder Voting Agreement will be in effect until: (i) with respect to each founder, upon the conversion of such founder’s shares to Class A common stock in connection with his death or disability (which will occur automatically upon the nine-month anniversary of any such death or disability), and (ii) with respect to all founders, the time at which all outstanding shares of Class B common stock automatically convert to Class A common stock. The conversion of our Class B common stock to Class A common stock is provided for in our restated certificate of incorporation. See the subsection titled “ — Class A, B, C, and H Common Stock — Conversion” above.
Equity Award Amendment
Equity awards granted under our 2008 Equity Incentive Plan (“2008 Plan”) and 2018 Equity Incentive Plan (“2018 Plan”) generally settled in shares of Class B common stock. Class B common stock automatically converts to Class A common stock upon transfer unless transferred to a permitted transferee. In connection with our initial public offering, our board of directors amended all awards outstanding under our 2008 Plan and 2018 Plan to settle into Class A common stock, excluding the stock options held by individuals holding at least 1% of our outstanding capital stock (the “Equity Award Amendment”). Holders of Class A common stock received as a result of the Equity Award Amendment have the right to exchange on one occasion such shares of Class A common stock for an equal number of shares of Class B common stock until such time as the Class A common stock is transferred.
Consideration of Other Constituencies
In acknowledgment of our goal of serving all stakeholders over the long-term, our restated certificate of incorporation provides that our company will be managed with the goal of considering the interests of our stakeholders for the long-term benefit of our company. It also provides that, in addition to any other considerations which our board of directors, any committee thereof, or any individual director lawfully may take into account in determining whether to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to our stockholders, our board of directors, any committee thereof, or any individual director may, in his, her, or its discretion, consider the long-term as well as the short-term interests of our company, taking into account and considering, as deemed appropriate, the effects of such action on our (i) stockholders and (ii) other stakeholders, including hosts, guests, communities, and employees, and in the case of (ii), as may be identified or revised by our board of directors from time to time. The restated certification of incorporation also provides that nothing in our restated certificate of incorporation or any other governing document, policy, or guideline adopted by us will (i) create any duty owed by any director to any person or entity to consider, or afford any particular weight to, any of the foregoing matters or to limit his or her consideration thereof or (ii) other than as vested in our stockholders to the extent provided under applicable law, be construed as creating any rights against any director or us. These constituency provisions grant discretionary authority only to the extent consistent with and permitted by law, and do not confer third-party beneficiary status on any person or entity.
Registration Rights
Certain holders of our common stock and warrants to purchase shares of our Class A common stock are entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). These registration rights are contained in an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”). We, along with our founders and certain holders of our Class B common stock and warrants are parties to the Investors’ Rights Agreement. The registration rights set forth in the Investors’ Rights Agreement terminate upon the earlier to occur of (i) December 14, 2025, and (ii) with respect to any particular stockholder, on December 14, 2021 so long as such stockholder is able to sell all of its Registrable Securities, as defined in the Investors’ Rights Agreement, without restriction pursuant to Rule 144 during any three-month period. We will pay the registration expenses (other than any underwriting discounts and selling commissions) of the holders of the shares registered for sale pursuant to the registrations described below, including the reasonable fees of one counsel for the selling holders not to exceed $50,000. However, we will not be required to bear the expenses in connection with the exercise of the demand registration rights of a registration if the request is subsequently withdrawn at the request of the selling stockholders holding a majority of securities to be registered. In an underwritten public offering, the underwriters have the right, subject to specified conditions, to limit the number of shares such holders may include.
Demand Registration Rights
Certain holders of our common stock and warrants to purchase shares of our Class A common stock are entitled to certain demand registration rights. At any time beginning on June 12, 2021, the holders of at least 30% of these shares then outstanding can request that we register the offer and sale of their shares on a registration statement on Form S-1 if we are eligible to file a registration statement on Form S-1 so long as the request covers at least that number of shares with an anticipated offering price, net of underwriting discounts and commissions, of at least $100.0 million. We are obligated to effect only two such registrations. If we determine that it would be materially detrimental to us and our stockholders to effect such a demand registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. In addition, we will not be required to effect a demand registration during the period beginning 60 days prior to our good faith estimate of the date of the filing of and ending on a date 180 days following the effectiveness of a registration statement initiated by us.
S-3 Registration Rights
Certain holders of our common stock and warrants to purchase shares of our Class A common stock are entitled to certain Form S-3 registration rights. The holders of at least 30% of these shares then outstanding may make a written request that we register the offer and sale of their shares on a registration statement on Form S-3 if we are eligible to file a registration statement on Form S-3 so long as the request covers at least that number of shares with an anticipated offering price of at least $50 million. These stockholders may make an unlimited number of requests for registration on Form S-3; however, we will not be required to effect a registration on Form S-3 if we have effected two such registrations within the 12-month period preceding the date of the request. In addition, if we determine that it would be materially detrimental to us and our stockholders to effect such a registration, we have the right to defer such registration, not more than once in any 12-month period, for a period of up to 90 days. Lastly, we will not be required to effect a demand registration during the period beginning 30 days prior to our good faith estimate of the date of the filing of and ending on a date 90 days following the effectiveness of a registration statement initiated by us.
Piggyback Registration Rights
If we propose to register the offer and sale of our common stock under the Securities Act, in connection with the public offering of such common stock, certain holders of our common stock, options to purchase shares of common stock, and warrants to purchase shares of our Class A common stock are entitled to certain “piggyback” registration rights allowing the holders to include their shares in such registration, subject to certain marketing and other limitations, which, in the case of an underwritten offering, will be in the sole discretion of the underwriters. As a result, whenever we propose to file a registration statement under the Securities Act, other than with respect to (i) a registration related solely to a company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the public offering of our common stock, or (iv) a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities that are also being registered, the holders of these shares are entitled to notice of the registration and have the right, subject to certain limitations, to include their shares in the registration.
Anti-Takeover Provisions
The provisions of the Delaware General Corporation Law, our restated certificate of incorporation, and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing a change in our control.

Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following actions and transactions, among others, more difficult: acquisition of us by means of a tender offer, acquisition of us by means of a proxy contest or otherwise, or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.
These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Multi-Series Stock
As described above in the subsection titled “ — Class A, B, C, and H Common Stock — Voting Rights,” our restated certificate of incorporation provides for a multi-series common stock structure, which provides our founders, current investors, executives, and employees with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of our company.
Special Stockholder Meetings
Our restated certificate of incorporation provides that a special meeting of stockholders may only be called by an officer of our company pursuant to a resolution adopted by a majority of our board of directors then in office or the chairperson of our board of directors.
Stockholder Action by Written Consent
Our restated certificate of incorporation provides that from and after the date holders of our Class B common stock hold less than 50% of the voting power of our capital stock, no action may be taken by our stockholders by written consent.
Requirements for Advance Notification of Stockholder Proposals and Nominations
Our amended and restated bylaws establishes advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Classified Board; Election and Removal of Directors; Filling Vacancies
Our board of directors is divided into three classes, divided as nearly as equal in number as possible. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the voting power of the then outstanding capital stock will be able to elect all of our directors. Our restated certificate of incorporation provides for the removal of any of our directors only for cause and requires a stockholder vote by the holders of a majority of the voting power of the then outstanding capital stock. Furthermore, our board of directors has the exclusive right to set the size of the board of directors, and any vacancy on our board of directors, however occurring, including a vacancy resulting from an increase in the size of the board, may only be filled by a resolution of the board of directors unless the board of directors determines that such vacancies will be filled by the stockholders. This system of electing and removing directors and filling vacancies may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
Forum Selection
Our restated certificate of incorporation and amended and restated bylaws provide that: (i) unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action or proceeding brought on behalf of the company, (B) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of our current or former director, officer, other employee, agent or stockholder to the company or our stockholders, including without limitation a claim alleging the aiding and abetting of such a breach of fiduciary duty, (C) any action asserting a claim against the company or any of our current or former director, officer, employee, agent or stockholder arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or bylaws or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (D) any action asserting a claim related to or involving the company that is governed by the internal affairs doctrine; (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act and the rules and regulations promulgated thereunder; (iii) any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the company will be deemed to have notice of and consented to these provisions; and (iv) failure to enforce the foregoing provisions would cause us irreparable harm, and we will be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Nothing in our restated certificate of incorporation or amended and restated bylaws precludes stockholders that assert claims under the Exchange Act from bringing such claims in federal court to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law.
Although our restated certificate of incorporation and amended and restated bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Amendment of Charter Provisions
Any amendment of the above provisions in our restated certificate of incorporation would require approval by holders of a majority of the voting power of the then outstanding capital stock, except the following: (i) at least 66-2⁄3% of the voting power of the outstanding shares of capital stock, voting together as a single class, is required to amend or repeal, or adopt any provision inconsistent with: (A) the provisions governing the size of our board of directors, the classified board of directors, the election and the removal of directors, the filling of vacancies on our board of directors, the authority of our board of directors to adopt, repeal, alter, amend, or rescind our bylaws, and the voting threshold required for stockholders to adopt, repeal, alter, amend, or rescind our bylaws, (B) the provision specifying that only an officer of our company pursuant to a resolution adopted by a majority of our board of directors or the chairperson of our board of directors may call special stockholder meeting, (C) the provisioning specifying that stockholders will have the ability to act by written consent only as long as holders of our Class B common stock hold at least 50% of the voting power of our capital stock, and (D) this amendment threshold requirement; and (ii) at least 80% of the shares of Class B common stock outstanding at the time of such vote, voting as a separate series, is required to amend or repeal, or adopt any provision inconsistent with: (A) the provision governing the right of each share of Class B common stock being entitled to 20 votes, (B) the provisions governing the conversion of the Class B common stock, including the requirement that the vote or written consent of the holders of at least 80% of the outstanding shares of Class B common stock is required to effect an automatic conversion of all Class B common stock to Class A Common stock; and (C) this amendment threshold requirement.
Amendment of Bylaws
Our board of directors is expressly authorized to adopt, amend, or repeal our amended and restated bylaws. In addition, our amended and restated bylaws can be adopted, amended, or repealed with the approval of the affirmative vote of the holders of at least 66 2⁄3% of the voting power of all our then-outstanding shares of capital stock.
Transfer Agent and Registrar
The transfer agent and registrar for our Class A and Class B common stock is Computershare Trust Company, N.A. The transfer agent’s address is 150 Royal Street, Canton, MA 02021.
Listing
Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “ABNB.”